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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): March 15, 2005
___________________________ CALYPSO WIRELESS, INC.
(Exact name of small business issuer as specified in its charter)

Delaware	001-08497	13-5671924
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5973 NW 151st Street, Miami Lakes, Florida 33014
(Address of principal executive offices)

305-828-3418
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

⁭ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⁭ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⁭ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⁭ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Section 1. Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On March 15, 2005, the Company entered into an Interim Executive Services Agreement with Tatum CFO Partners, LLP (“Tatum”) who has made available to the Company Javier Montiel who will serve as an officer of the Company in the capacity of CFO. The Company will compensate Tatum by issuing to them fully marketable shares of common stock for $22,500.00 at the beginning of the contract and pay a monthly fee of $10,000.00 per month or a prorated amount for the final pay period if less than one month. Mr. Montiel will also be reimbursed directly for out-of-pocket expenses incurred by him to the same extent that other managers of the Company are reimbursed. The initial term of the agreement is ninety (90) days from March 15, 2005 unless extended by the parties in writing fifteen (15) days before the scheduled expiration date for such extension period as the parties mutually agree. The contract has certain notice provisions including the right of the Company to terminate the contract for any reason upon at least thirty (30) days written notice.

Section 5. Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Appointment of Principal Officers

(c) Appointment of Chief Financial Officer

Javier Montiel - CFO

Mr. Montiel has been a partner in Tatum Partners since 2001. Prior to that time he was Chief Financial Officer at ePagos, Inc., a Miami based e-business solutions enabler for small and medium sized businesses in Latin America. Prior to this, during the period of 1995 - 1997, Mr. Montiel was Chief Financial Officer of Santillana USA Publishing Company, Inc., a private multinational publishing company based in Spain. From 1995 to 1998, Mr. Montiel served as Vice President and Chief Financial Officer for United International Holdings, Inc., a holding company with operations in 20 countries. Mr. Montiel has focused in the international area for 10 years including developing and directing financial functions for medium to large multinational companies. Mr. Montiel obtained a BBA in Finance from Florida International University in 1975 and a Certificate of Accounting from the University of Miami in 1985.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calypso Wireless, Inc.

Date: March 21, 2005	By:	/s/ George Schilling
George Schilling
President